Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-228987) on Form S-4 and the accompanying proxy statement/prospectus of People’s United Financial, Inc. of our report dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of BSB Bancorp, Inc. appearing in the Annual Report on Form 10-K of BSB Bancorp, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such proxy statement/prospectus and registration statement.

/s/ Baker Newman & Noyes LLC

Boston, Massachusetts

January 3, 2019